Exhibit 99.5

PART II

Item 7A.	Quantitative and Qualitative Disclosure About Market Risks

Note: The information contained in this Item has been updated to recast certain prior period financial information to reflect our retrospective application of the new revenue accounting standard ASU No. 2014-09 "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). The resulting changes are as follows:

•	The financial data under the caption "Foreign Currency Risk" has been recast to reflect our retrospective application of ASU No. 2014-09.

•	All references to footnotes are to the new audited consolidated financial statements included with this Form 8-K under "Exhibit 99.6".

This Item has not been updated for any other changes since the filing of the 2017 Annual Report on Form 10-K (“2017 Annual Report”) with the U.S. Securities and Exchange Commission ("SEC") on February 22, 2018. For developments since the filing of the 2017 Annual Report, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and other filings by the Company with the SEC.

 Market Risk

We are exposed to market risks primarily from changes in interest rates and foreign currency exchange rates. We periodically use certain derivative financial instruments, including interest rate swaps and foreign currency forward contracts, to manage interest rate and foreign currency risk. We do not use derivatives for trading purposes, to generate income or to engage in speculative activity.

Interest Rate Risk

In addition to existing cash balances and cash provided by operating activities, we use fixed rate and variable rate debt to finance our operations. We are exposed to interest rate risk on these debt obligations and related interest rate swaps, if any.
The senior notes (as described in Note 12 of the Notes to Consolidated Financial Statements) represent substantially all of our fixed-rate long-term debt obligations as of December 31, 2017. The carrying value of the senior notes was $8,553 million as of December 31, 2017. The fair value of the senior notes was approximately $8,709 million as of December 31, 2017. The potential reduction in fair value of the senior notes from a hypothetical 10 percent increase in market interest rates would not be material to the overall fair value of the debt.

Our floating rate long-term debt obligations principally relate to borrowings under the FIS Credit Agreement (as defined in Note 12 of the Notes to Consolidated Financial Statements). An increase of 100 basis points in the LIBOR rate would increase our annual debt service under the FIS Credit Agreement by approximately $2 million (based on principal amounts outstanding as of December 31, 2017). We performed the foregoing sensitivity analysis based on the principal amount of our floating rate debt as of December 31, 2017. This sensitivity analysis is based solely on the principal amount of such debt as of December 31, 2017, and does not take into account any changes that occurred in the prior 12 months or that may take place in the next 12 months in the amount of our outstanding debt. Further, in this sensitivity analysis the change in interest rates is assumed to be applicable for an entire year. For comparison purposes, based on principal amounts of floating rate debt outstanding as of December 31, 2016, and calculated in the same manner as set forth above, an increase of 100 basis points in the LIBOR rate would have increased our annual interest expense by approximately $1 million.

As of December 31, 2017, we had no outstanding interest rate swaps.

In September 2015, the Company entered into treasury lock hedges with a total notional amount of $1.0 billion, reducing the risk of changes in the benchmark index component of the 10-year treasury yield. The Company designated these derivatives as cash flow hedges. On October 13, 2015, in conjunction with the pricing of the $4.5 billion senior notes, the Company terminated these treasury lock contracts for a cash settlement payment of $16 million, which was recorded as a component of Other Comprehensive Earnings and will be reclassified as an adjustment to interest expense over the ten years during which the related interest payments that were hedged will be recognized in income.

Foreign Currency Risk

We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of foreign subsidiaries, transaction gains and losses associated with intercompany loans with foreign subsidiaries and transactions denominated in currencies other than a location's functional currency. We manage the exposure to these risks through a combination of normal operating activities and the use of foreign currency forward contracts and non-derivative investment hedges. Contracts are denominated in currencies of major industrial countries.
Our exposure to foreign currency exchange risks generally arises from our non-U.S. operations, to the extent they are conducted in local currency. Changes in foreign currency exchange rates affect translations of revenues denominated in currencies other than the U.S. Dollar. During the years ended December 31, 2017, 2016 and 2015, we generated approximately $1,821 million, $1,908 million and $1,350 million, respectively, in revenues denominated in currencies other than the U.S. Dollar. The major currencies to which our revenues are exposed are the Brazilian Real, the Euro, the British Pound Sterling and the Indian Rupee. A 10% move in average exchange rates for these currencies (assuming a simultaneous and immediate 10% change in all of such rates for the relevant period) would have resulted in the following increase or (decrease) in our reported revenues for the years ended December 31, 2017, 2016 and 2015 (in millions):

Currency	2017	2016	2015
Pound Sterling	$41	$44	$35
Euro	33	38	32
Real	39	34	27
Indian Rupee	14	12	10
Total increase or decrease	$127	$128	$104

While our results of operations have been impacted by the effects of currency fluctuations, our international operations' revenues and expenses are generally denominated in local currency, which reduces our economic exposure to foreign exchange risk in those jurisdictions.

Revenues included $16 million favorable and $100 million unfavorable and net earnings included $2 million favorable and $11 million unfavorable, respectively, of foreign currency impact during 2017 and 2016 resulting from changes in the U.S. Dollar during these years compared to the preceding year. In 2018, we expect minimal foreign currency impact on our earnings.

Our foreign exchange risk management policy permits the use of derivative instruments, such as forward contracts and options, to reduce volatility in our results of operations and/or cash flows resulting from foreign exchange rate fluctuations. We do not enter into foreign currency derivative instruments for trading purposes or to engage in speculative activity. We do periodically enter into foreign currency forward exchange contracts to hedge foreign currency exposure to intercompany loans. We did not have any of these derivatives as of December 31, 2017. The Company also utilizes non-derivative net investment hedges in order to reduce the volatility in the income statement caused by the changes in foreign currency exchange rates (see Note 13 of the Notes to Consolidated Financial Statements).

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